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                                                                    EXHIBIT 11.3

                            ALLEGIANCE TELECOM, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                          YEAR ENDED DECEMBER 31, 2000
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                          NUMBER OF       PERCENT           EQUIVALENT
                                                           SHARES       OUTSTANDING           SHARES
                                                          ----------    -----------      --------------
Prior to Initial Public Offering
  1997 Common Stock Offering                                     639      100.00%                   639

After Initial Public Offering
  1998 Common Stock Offering                              15,000,000      100.00%            15,000,000
  Preferred Stock Converted to Common Stock               60,511,692      100.00%            60,511,692
  1999 Common Stock Offering                              21,041,100      100.00%            21,041,100
  2000 Common Stock Offering                              10,703,109       90.70%             9,708,072
  Treasury Shares                                           (327,495)      88.41%              (289,524)
  Warrants Exercised                                         765,833       85.36%               653,733
  Stock Options Exercised                                    900,990       68.28%               615,177
  Cash in Lieu of Stock Split                                   (577)      83.88%                  (484)
  Employee Stock Discount Purchase Plan Shares Issued        255,301       81.95%               209,210
  Common Stock Issued for Business Acquisitions            1,214,027       26.65%               323,498
                                                                                         --------------

WEIGHTED AVERAGE SHARES OUTSTANDING                                                         107,773,112

NET LOSS APPLICABLE TO COMMON STOCK                                                      $     (277,567)

NET LOSS PER SHARE, BASIC AND DILUTED                                                    $        (2.58)
                                                                                         ==============

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